THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO CHINA AGRI-BUSINESS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CHINA AGRI-BUSINESS INC.

COMMON STOCK PURCHASE WARRANT

FOR VALUE RECEIVED, Legend Merchant Group, Inc. (“Holder”), is entitled to purchase, subject to the provisions of this Warrant, from China Agri-Business, Inc., a Maryland corporation (“Company”), at an exercise price per share equal to $1.00 (the exercise price in effect being herein called the “Exercise Price”), up to 1,000 shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as described herein.

Section 1.                                Term.  Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m., New York time, on October 9, 2012 and shall be void thereafter. (the “Expiration Date”) (such period being the “Term”), unless terminated earlier under Section 5 below.

Section 2.                                Registration and Transfers.  The Company shall maintain books for the transfer and registration of the Warrant.  Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Holder. Subject to the restrictions set forth in Section 12, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.                                Exercise of Warrant.

(a)           Method of Exercise.  Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or in part, at any time prior to its expiration upon surrender of the Warrant, together with delivery of a duly executed Warrant exercise form, in the form attached hereto as  Appendix A  (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds of the aggregate Exercise Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder).

(b)           Issuance of Certificates.  Certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) business days, after this Warrant shall have been so exercised.  The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name as shall be designated by the Holder, as specified in the Exercise Agreement.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Holder a new Warrant representing the right to purchase the number of shares with respect to which this Warrant shall not then have been exercised.  As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.   Upon partial exercise of this Warrant, a new Warrant containing the same date and provisions of this Warrant shall, at the request of the Holder, be issued by the Company to the Holder for the remaining portion of this Warrant which shall not have been exercised. Each certificate for Common Stock, issued upon exercise of this Warrant, unless either (i) at the time of exercise such Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof, are registered under the Act, or (ii) the Holder shall deliver to the Company an opinion of counsel reasonably satisfactory to the Company that the Common Stock represented thereby, or any other securities of the Company that may at any time be issuable on the exercise hereof, need no longer be subject to the restriction contained herein, shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM SUCH REGISTRATION.

The provisions of this Section 3(b) shall be binding upon all subsequent holders of certificates for Common Stock issuable upon exercise of the Warrant bearing the above legend and all subsequent holders of this Warrant, if any.

Section 4.                                Ownership Limitation.  Notwithstanding anything to the contrary set forth herein, at no time may the Holder exercise all or a portion of this Warrant if the number of Warrant Shares to be issued pursuant to such exercise would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time.  Notwithstanding anything to the contrary contained herein, the limitation on exercise of this Warrant may be waived by written agreement between the Holder and the Company; provided, however, such waiver may not be effective less than sixty-one (61) days from the date thereof.

Section 5.                                Call Provision.  Upon completion of a subsequent financing by the Company for gross proceeds of not less than seven million five hundred thousand dollars ($7,500,000), the Company may, at any time during the Term, call for the termination of all or any unexercised portion of this Warrant (“Call”). To exercise this right, the Company must deliver to the Holder, registered on the books of the Company, a written notice (a “Call Notice”) indicating that this Company is making a Call and that all Holders have thirty (30) days to exercise any unexercised portion of their Warrants. If the conditions set forth above for such Call are satisfied from the period from the date of the Call Notice through and including the Call Date (as defined below), then any portion of this Warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date will be cancelled at 6:30 p.m. (New York City time) on the thirtieth calendar day after the date of the Call Notice (the “Call Date”).

Section 6.                                Payment of Taxes.  The Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Holder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.  The Holder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 7.                                Mutilated or Missing Warrants.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon surrender and cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 8.                                Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Company Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Company Warrants (as defined below) in accordance with their respective terms.  The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 9.                                Adjustments.  Subject and pursuant to the provisions of this Section, the Exercise Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)           Reorganization, Consolidation, Merger, etc.  In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Warrant Shares issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided herein.

If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Warrant, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(b)           Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Warrant after the effective date of such dissolution pursuant to this Section to a bank or trust company (a “Trustee”) as trustee for the Holder of this Warrant.

(c)           Continuation of Terms.  Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Section, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the exercise of this Warrant after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 9(d). In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Warrants be delivered to the Trustee as contemplated by Section 9(b).

(d)           Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section. The number of Warrant Shares that the Holder of this Warrant shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of Warrant Shares that would otherwise (but for the provisions of this Section) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

(e)           Subsequent Offerings.  If the Company shall, at any time prior to the second anniversary of the Issue Date, issue any shares of its Common Stock at a price per share less than the Exercise Price (the “Subsequent Offering Price”), the Exercise Price shall be lowered to a price equal to the Subsequent Offering Price. Notwithstanding the foregoing, no adjustment in the Exercise Price shall be made for shares of Common Stock issued, or warrants or options to purchase shares Common Stock granted in connection with any of the following: (a) any stock option plan or other benefit plan for directors, officers, employees, advisors or consultants of the Company, (b) payment of interest on any outstanding notes, (c) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, or (d) full or partial consideration in connection with strategic licensing agreements or other partnering arrangements.

(f)           Effectiveness of Adjustment.  An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(g)           Notice of Adjustment.  Upon the happening of any event requiring an adjustment of the Exercise Price, the Company shall promptly give written notice thereof to the Holder at the address appearing in the records of the Company, stating the adjustments resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Holder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 10.                                Benefits.  Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Holder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Holder.

Section 11.                                No Rights as Stockholder.  Prior to the exercise of this Warrant, the Holder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 12.                                Compliance with Securities Laws.  The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant is being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

Section 13.                                Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier.  All notices shall be addressed as follows: if to the Holder, at the address as follows Legend Merchant Group, Inc., 30 Broadway, 38th Floor, New York, New York 10004, telecopier number (212) 809-5567, if to the Company, at the address as follows: China Agri-Business, Inc., 11 East 86th Street, Suite 19 B, New York, NY 10028 Attn: Michael Segal, telecopier number: (212) 348-5601, with a copy by telecopier only to: Blank Rome, LLP, The Chrysler Building, 405 Lexington Ave., New York, NY 10174, Attn.: Jeffrey A. Rinde, Esq., telecopier number: (212) 885-5001 or at such other address as the Holder or the Company may designate by ten days’ advance written notice to the other.

Section 14.                                Assignability.  This Warrant shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

Section 15.                                Amendment.  Any term of this Warrant may be amended with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 15 shall be binding upon the Holder, each subsequent holder of any portion of this Warrant, each future holder of all such Warrants, and the Company.

Section 16.                                Governing Law; Consent to Jurisdiction.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

Section 17.                                Section Headings.  The section headings in this Warrant are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

Section 18.                                Entire Agreement.  This Warrant constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Warrant supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of October 9, 2009.

CHINA AGRI-BUSINESS, INC.

By:	/s/ Liping Deng
Name: Liping Deng
Title: Chief Executive Officer

APPENDIX “A”

NOTICE OF EXERCISE

To:           China Agri-Business, Inc.

(1)           The undersigned hereby elects to purchase ____ shares of Common Stock of China Agri-Business, Inc. pursuant to the provisions of Section 3(a) of the attached Warrant, and tenders herewith payment of the purchase price for such shares of Common Stock in full.

(2)           In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Common Stock to be issued are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(3)           Please modify the records of the Company to reflect the exercises covered hereby.  Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

(4)           Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

Dated:                                                                                                    _________________________________
Signature of Holder